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                                                               EXHIBIT 99.1


[LOGO VEECO]     NEWS

Veeco Instruments Inc., 100 Sunnyside Boulevard, Woodbury, NY 11797
Tel. 516-677-0200 Fax 516-677-0380
FOR IMMEDIATE RELEASE
FINANCIAL CONTACT: DEBRA WASSER, VICE PRESIDENT OF INVESTOR RELATIONS, 516-677-0200, X1472 TRADE MEDIA CONTACT: FRAN BRENNEN, DIR. OF MARKETING COMM., 516-677-0200 X1222

                     VEECO COMPLETES MERGER WITH APPLIED EPI


Woodbury, NY, Wednesday, September 19, 2001 - Veeco Instruments Inc. (NASDAQ:
VECO) today announced that it has completed its merger with Applied Epi, Inc., the world's leading supplier of molecular beam epitaxy (MBE) equipment used in the manufacture of high-speed compound semiconductor devices for telecommunications, optoelectronic and wireless markets.

Applied Epi received approximately 4 million shares of Veeco common stock and $30 million in cash. The merger will be accounted for using the purchase method of accounting.

Edward H. Braun, Chairman, President and CEO of Veeco commented, "We are pleased to have completed this merger ahead of schedule. As we have mentioned, Applied Epi adds a critical "high-value" deposition product line, molecular beam epitaxy
(MBE), to our current line of process equipment. By adding Applied Epi's MBE capabilities, we will be well positioned to play a leading role in the future integration of III-V compound semiconductor and silicon device development. In fact, since the merger was announced, Applied Epi has shipped a dual reactor GEN2000 to IQE, the world's leading merchant epiwafer supplier for the compound semiconductor industry."

The GEN 2000 is the world's first high volume production MBE system integrating ultra high vacuum (UHV) with cluster tool architecture.


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Page 2/ Veeco Completes Merger

Paul Colombo, founder of Applied Epi, said the company will "leverage Veeco's worldwide service network and its investment in Applied Epi R&D to better serve our expanding customer base of compound semiconductor manufacturers."

Veeco Instruments Inc. is a worldwide leader in process equipment and metrology tools for the optical telecommunications, data storage, semiconductor and research markets. Manufacturing and engineering facilities are located in New York, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at HTTP://WWW.VEECO.COM.

TO THE EXTENT THAT THIS NEWS RELEASE DISCUSSES EXPECTATIONS ABOUT MARKET CONDITIONS OR ABOUT MARKET ACCEPTANCE AND FUTURE SALES OF VEECO'S PRODUCTS, OR OTHERWISE MAKES STATEMENTS ABOUT THE FUTURE, SUCH STATEMENTS ARE FORWARD-LOOKING AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE STATEMENTS MADE. THESE FACTORS INCLUDE THE CYCLICAL NATURE OF THE OPTICAL TELECOMMUNICATIONS, DATA STORAGE AND SEMICONDUCTOR INDUSTRIES, RISKS ASSOCIATED WITH THE ACCEPTANCE OF NEW PRODUCTS BY INDIVIDUAL CUSTOMERS AND BY THE MARKETPLACE, AND OTHER FACTORS DISCUSSED IN THE BUSINESS DESCRIPTION AND MANAGEMENT'S DISCUSSION AND ANALYSIS SECTIONS OF VEECO'S REPORT ON FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS.


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